Company Contacts:	Investor Relations Contacts:
IMPAX Laboratories, Inc.	Lippert/Heilshorn & Associates, Inc.

Larry Hsu, Ph.D. President & CEO (510) 476-2000, Ext. 1111 Arthur A. Koch, Jr., Sr. VP & CFO (215) 933-0351 Mark Donohue, Sr. Director, IR (215) 933-3526	Kim Sutton Golodetz (kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100 www.lhai.com

IMPAX CONTINUES TO MAKE PROGRESS
IN FILING DELINQUENT PERIODIC REPORTS

HAYWARD, Calif. (May 2, 2008) – IMPAX Laboratories, Inc. (OTC: IPXL) today announced that it continues to make progress towards filing its 2004 through 2007 delinquent financial reports with the Securities and Exchange Commission (SEC), but was not able to file these reports by April 30, as previously estimated. The Company and its auditors continue to expend significant resources to complete the audits of its prior years’ results. Activities accelerated in July 2007, when the Company received advice from the SEC’s Office of the Chief Accountant on its proposed new accounting treatment for transactions under its Strategic Alliance Agreement with an affiliate of Teva Pharmaceutical Industries, Ltd. Since January 1, 2008 alone the auditors collectively have expended more than 7,000 hours, which, when added to their hours from August through December 2007, results in an aggregate of nearly 10,000 audit hours. Company personnel also have expended an estimated 10,000 hours on the project since August.

As previously announced, the Company will appear before the SEC on May 5, 2008 to provide oral argument in support of the Company’s appeal of the Administrative Law Judge’s April 2007 initial decision that would, because of the Company’s periodic reporting delinquency, revoke the registration of IMPAX’s common stock under Section 12 of the Securities Exchange Act of 1934.

Arthur A. Koch, Jr., senior vice president and chief financial officer, said: “We continue to work diligently with the auditors as they continue to work to complete the audits of our financial results for this extended period. Though we are unable to file our prior year reports by April 30, we have made substantial progress and based on our current assessment of the remaining effort to complete this work, the Company estimates that the audits and filings for the 2004 to 2007 fiscal years as well as the quarterly report for the first quarter of 2008 can be completed by June 30, 2008. This is not our auditors’ estimate and there is necessarily some degree of uncertainty inherent in our estimate, but our confidence in it is enhanced by the significant progress we have made since our last update.”

Koch added, “While we regret that we have been unable to provide investors with the financial information they should have, we have appreciated their continued patience and support. Although not a substitute for complete financial information, our cash and liquid investments at March 31, 2008 was approximately $136.6 million, a decrease of $7.1 million from December 31, 2007, and does not include the expected receipt of $34 million reflecting IMPAX’s share of the profits from first quarter 2008 sales of our generic OxyContin. The modest $7.1 million decline in our cash and liquid investments in the first quarter was primarily due to capital expenditures of approximately $5.1 million, estimated other normal net changes in working capital of approximately $1.5 million and repayment of debt of approximately $0.5 million.”

About IMPAX Laboratories, Inc.
IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and markets its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

"Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause IMPAX’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, possible adverse effects resulting from the delisting of and suspension of trading in IMPAX’s stock, the SEC proceeding to determine whether to suspend or revoke the registration of IMPAX’s securities under section 12 of the Securities Exchange Act, IMPAX’s delay in filing its 2004 Form 10-K, its Form 10-Q for each of the first three quarters of 2005, 2006, and 2007 and its Form 10-K for 2005, 2006 and 2007, the actual time that will be required to complete the filing of IMPAX’s delinquent periodic reports, IMPAX’s ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, IMPAX’s ability to successfully develop and commercialize pharmaceutical products, IMPAX’s reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in IMPAX’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and IMPAX undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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